SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 31, 2007

Commission file number 001-12215

Quest Diagnostics Incorporated

1290 Wall Street West

Lyndhurst, NJ 07071

(201) 393-5000

Delaware

(State of Incorporation)

16-1387862

(I.R.S. Employer Identification Number)

Item 1.01. Entry into a Material Definitive Agreement

On January 31, 2007, Quest Diagnostics Incorporated (the “Company”), as Borrower, certain wholly owned domestic subsidiaries of Borrower, as Guarantors, and Bank of America, N.A., as Administrative Agent, entered into an Interim Credit Agreement (“Interim Credit Facility”) for a $450 million senior unsecured loan. The Company is required, under the terms of the Interim Credit Facility, to use the proceeds from the Interim Credit Facility to acquire HemoCue, and to pay fees, costs and expenses incurred in connection with the acquisition. Under the Interim Credit Facility, which matures on January 31, 2008, interest is based on certain published rates plus an applicable margin that will vary over an approximate range of 45 basis points based on changes in the Company’s public debt rating. At its option, the Company may elect to enter into LIBOR-based interest rate contracts for periods up to six months. Interest on any outstanding amounts not covered under the LIBOR-based interest rate contracts is based on an alternate base rate, which is calculated by reference to the prime rate or federal funds rate. The Interim Credit Facility is guaranteed by the Company’s domestic wholly owned operating subsidiaries. The Interim Credit Facility contains various covenants, which are the same covenants to which the Company is already subject to under its existing senior unsecured revolving credit facility and which include covenants requiring the maintenance of certain financial ratios, which could impact the Company’s ability to, among other things, incur additional indebtedness. In addition, the Interim Credit Facility provides for the mandatory pre-payment of the loan in the event of a debt or equity issuance by the Company, subject to certain limited exceptions as set forth in the Interim Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2007, the Company borrowed $450 million under the Interim Credit Facility. The information contained in Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

The Company announced the acquisition of HemoCue in a press release dated February 1, 2007, which is attached as exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Interim Credit Agreement, dated as of January 31, 2007, among the Company, the guarantors named therein, and Bank of America, N.A., as Administrative Agent for the Lenders.

99.1	Press release issued on February 1, 2007 announcing the completion of the acquisition of HemoCue.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 5, 2007

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Leo C. Farrenkopf, Jr.
Leo C. Farrenkopf, Jr.
Vice President and Acting Secretary